UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2014

Bone Biologics, Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-53078	42-1743430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 May Street, Suite 400, Edison, NJ	08837
(Address of principal executive offices)	(Zip Code)

(732) 661-2224

(Registrant’s telephone number, including area code)

AFH Acquisition X, Inc.

269 S. Beverly Drive, Suite 1600

Beverly Hills, CA 90212

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2014, the Board of Directors of Bone Biologics, Corp. (the “Company”) appointed Deina H. Walsh, age 50, as its Chief Financial Officer (“CFO”) and principal accounting officer of the Company effective as of November 4, 2014. Ms. Walsh will provide services as CFO pursuant to an employment entered into on November 4, 2014 (the “Employment Agreement”).

Ms. Walsh is a certified public accountant and owner/founder of DHW CPA, PLLC a Public Companies Accounting Oversight Board (PCAOB) registered firm since 2014. Prior to forming her firm, Ms. Walsh has 13 years at a public accounting firm where as a partner she was actively responsible for leading firm audit engagements of publicly held entities in accordance with PCAOB standards and compliance with SEC regulations, including internal control requirements under section 404 of the Sarbanes-Oxley Act. Ms. Walsh had a global client base including entities throughout the United States, Canada and China. These entities encompass a diverse range of industries including manufacturing, wholesale, life sciences, pharmaceuticals, and technology. Her experience includes work with start-up companies and well-established operating entities. She has assisted many entities seeking debt and equity capital. Areas of specialty include mergers, acquisitions, reverse mergers, consolidations, complex equity structures, foreign currency translations and revenue recognition complexities. Ms. Walsh has an Associates of Science Degree in Business Administration from Monroe Community College and a Bachelor of Science Degree in Accounting from the State University of New York at Brockport

Other than as set out in the Employment Agreement, there are (a) no understandings or arrangements between Ms. Walsh and any other person pursuant to which he was appointed as CFO of the Company and (b) Ms. Walsh has no material interest in any transaction or proposed transaction in which the Company is or is to be a party. Ms. Walsh has no family relationship with any director or executive officer of the Company.

Under the terms of the Employment Agreement, Ms. Walsh will serve as the Company’s Chief Executive Officer at-will and not for any specified period and may be terminated at any time with or without cause. Her base salary will be $100,000. During each calendar year beginning in 2015, Ms. Walsh shall be eligible to earn an annual target bonus of thirty-five percent (35%) of her base salary as in-effect for the applicable calendar year, subject to the achievement of personal and corporate objectives or milestones to be established by the board of directors, or any compensation committee thereof, (after considering any input or recommendations from Ms. Walsh) within sixty (60) days following the beginning of each calendar year during Ms. Walsh’s employment. In order to earn the annual bonus under this provision, the applicable objectives must be achieved and Ms. Walsh must be employed by Company at the time the annual bonus is distributed by Company. The annual bonus, if any, shall be paid on or before March 15th of the calendar year following the year in which it is considered earned. The actual annual bonus paid may be more or less than thirty-five percent (35%) of Ms. Walsh’s base salary.

Subject to the approval of the Board of Directors, Ms. Walsh will be granted an option to purchase 0.75% of the Company’s fully diluted shares of common stock. The option will be granted under Company’s stock plan and related stock option documents. The Option is intended to be an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) to the greatest extent permitted under the code. The option will have an exercise price of $1.00 per share. As a condition of receipt of the option, Ms. Walsh will be required to sign Company’s standard form of stock option agreement and the option will be subject to the terms and conditions of the plan, the option agreement and her employment agreement. The option will vest over a three-year period from the effective date subject to Ms. Walsh’s continued Service (as defined in the plan), with 33.33% of the shares subject to the option becoming vested and exercisable on the date that Ms. Walsh’s employment agreement is executed, 33.33% of the shares subject to the option becoming vested and exercisable on the date that is twelve (12) months after the effective date, and 33.34% of the shares subject to the option vesting and becoming exercisable on the date that is twenty four (24) months after the effective date; provided, however, that all unvested shares subject to the option (and any additional equity awards hereafter issued by Company to Ms. Walsh pursuant to the plan) shall fully vest and be exercisable if Ms. Walsh’s service ceases as a result of a “qualifying termination” occurring on or within twelve (12) months after a “change in control.”

The foregoing description of the Employment Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such Employment Agreement attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Chief Financial Officer Employment Agreement between Bone Biologics, Corp. and Deina H. Walsh, dated November 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BONE BIOLOGICS CORP.

Date: November 12, 2014	By:	/s/ Michael Schuler
	Name:	Michael Schuler
	Title:	Chief Executive Officer